Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Numbers 333-135190, 333-135189, 333-135187, 333-101255, 333-92402, 333-36142, 333-39114, 333-40618, 333-51024, 333-58694, 333-60219, 333-61799, 333-64902, 333-68379, 333-70765, 333-80513, 333-82498, 333-83859, 333-83861, 333-83863, 333-83867, 333-83869, 333-86585, 333-91425, 333-176157 and 333-176158) and on Form S-8 (File Numbers 333-52845, 333-54550, 333-70321, 333-81824 and 333-181483) of Boston Properties, Inc. of our report dated August 16, 2013 relating to the Statements of Revenue and Certain Expenses of 767 Fifth Avenue (the General Motors Building) for the years ended December 31, 2012, 2011 and 2010, which appears in this Current Report on Form 8-K/A of Boston Properties, Inc., dated May 30, 2013.

/s/ PricewaterhouseCoopers LLP

Boston, MA

June 3, 2014